Summit Therapeutics Appoints Experienced Clinical Leader
Dr. Alessandra Cesano to its Board of Directors

Menlo Park, California – Summit Therapeutics Inc. (NASDAQ: SMMT) (“Summit,” “we,” or the “Company”) today announced that Dr. Alessandra Cesano, MD, PhD, has been appointed to its Board of Directors, effective immediately.
“Dr. Cesano compliments our Board of Directors with her decades of extensive experience in the global clinical development of oncology drugs,” stated Robert W. Duggan, Chairman and Chief Executive Officer of Summit. “As we intend to expand our pipeline product portfolio into oncology, we are excited to add the wisdom and expertise that Alessandra can bring to our impressive leadership team. Her experience in developing both large and small molecules in solid tumors nicely supplements our team’s expertise in the areas of focus for our business development activities: her wealth of experience will be invaluable to us as we seek to develop and advance medicinal therapies to the next level in oncology as a part of the next chapter of Team Summit.”
Dr. Cesano is the Chief Medical Officer (CMO) at Essa Pharma Inc. (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer. Previously, she was the CMO at NanoString Inc. and Cleave Biosciences. She has 25 years of experience in the biopharmaceutical industry focused in oncology, including extensive experience at Biogen, Amgen, and GSK. She was instrumental in the development and approval of two marketed drugs including Vectibix® (panitumumab), an anti-EGFR antibody for the treatment of certain colorectal cancers. Dr. Cesano currently serves on the board of Puma Biotechnology Inc. (NASDAQ: PBYI), a clinical stage oncology company focused on solid tumors. She graduated from the University of Turin with her PhD in tumor immunology and her MD. She is a Board Certified oncologist in Europe.
“I am truly excited to join Team Summit as we seek to make a meaningful impact on the lives of cancer patients facing incredible hardships as they fight this terrible disease,” stated Dr. Cesano. “I have spent much of my life aligned with the mission and goals of Summit: prioritizing the patient to bring about new advancements in oncology with patient, physician, caregiver, and societal-friendly medicines. I am excited to get to work with this exceptional group of leaders to truly change the outlook for patients with therapies that improve both quality and duration of life.”

Summit Therapeutics’ Mission Statement
To build a viable, long-lasting health care organization that assumes full responsibility for designing, developing, trial execution and enrollment, regulatory submission and approval, and successful commercialization of patient, physician, caregiver, and societal-friendly medicinal therapy intended to: improve quality of life, increase potential duration of life, and resolve serious medical healthcare needs. To identify and control promising product candidates based on exceptional scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner, and to engage commercialization and/or development partners when appropriate.

We accomplish this by building a team of world class professional scientists and business administrators that apply their experience and knowledge to this mission. Team Summit exists to pose, strategize, and execute a path forward in medicinal therapeutic health care that places Summit in a well-deserved, top market share, leadership position. Team Summit assumes full responsibility for stimulating continuous expansion of knowledge, ability, capability, and well-being for all involved stakeholders and highly-valued shareholders.

About Summit Therapeutics

Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol ‘SMMT’). We are headquartered in Menlo Park, California, and we have additional offices in Oxford, UK and Cambridge, UK.
For more information, please visit https://www.summittxinc.com and follow us on Twitter @summitplc.

Contact Summit Investor Relations:
Dave Gancarz
Head of Stakeholder Relations & Corporate Strategy
david.gancarz@summitplc.com

General Inquiries:
investors@summitplc.com

Summit Forward-looking Statements
Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the impact of the COVID-19 pandemic on the Company’s operations and clinical trials, potential acquisitions and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the results of our evaluation of the underlying data in connection with the topline results of our Phase III Ri-CoDIFy study evaluating ridinilazole, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, and global public health crises, including the coronavirus COVID-19 outbreak, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" section of filings that the Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of ridinilazole. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.
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